FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST

on behalf of

TEMPLETON FOREIGN VIP FUND

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

 THIS INVESTMENT MANAGEMENT AGREEMENT, dated, May 1, 2022 is made between FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST, a Delaware statutory trust (the “Trust”), on behalf of TEMPLETON FOREIGN VIP FUND (the “Fund”), a series of the Trust, and TEMPLETON INVESTMENT COUNSEL, LLC, a Delaware limited liability company (the “Adviser”), and amends and restates the prior Amended and Restated Investment Management Agreement between the Trust, on behalf of the Fund, and the Adviser dated as of December 29, 2017.

 In consideration of the terms and conditions hereinafter set forth, the Trust and the Adviser understand and agree as follows:

 (1) The Adviser agrees, during the life of this Agreement, to manage the investment and reinvestment of the Fund’s assets, to administer its affairs, and to provide or procure, as applicable, the administrative and other services described in Section 3 of this Agreement, as may be supplemented from time to time, consistent with the provisions of the Declaration of Trust of the Trust and the investment policies adopted and declared by the Trust’s Board of Trustees. In pursuance of the foregoing, the Adviser shall make all determinations with respect to the investment and reinvestment of the Fund’s assets and the purchase and sale of its investment securities, and shall take all such steps as may be necessary to implement those determinations. It is understood that all investment acts of the Adviser in performing this Agreement are performed by it outside the United States.

 (2) The Adviser shall be responsible for selecting members of securities exchanges, brokers and dealers (such members, brokers and dealers being hereinafter referred to as “brokers”) for the execution of the Fund’s portfolio transactions consistent with the Fund’s brokerage policies and, when applicable, the negotiation of commissions in connection therewith. All decisions and placements shall be made in accordance with the following principles:

  A. Purchase and sale orders will usually be placed with brokers which are selected by the Adviser as able to achieve “best execution” of such orders. “Best execution” shall mean prompt and reliable execution at the most favorable security price, taking into account the other provisions hereinafter set forth. The determination of what may constitute best execution and price in the execution of a securities transaction by a broker involves a number of considerations, including, without limitation, the overall direct net economic result to the Fund (involving both price paid or received and any commissions and other costs paid), the efficiency with which the transaction is effected, the ability to effect the transaction at all where a large block is involved, availability of the broker to stand ready to execute possibly difficult transactions in the future, and the financial strength and stability of the broker. Such considerations are judgmental and are weighed by the Adviser in determining the overall reasonableness of brokerage commissions.

  B. In selecting brokers for portfolio transactions, the Adviser shall take into account its past experience as to brokers qualified to achieve “best execution,” including brokers who specialize in any foreign securities held by the Fund.

  C. The Adviser is authorized to allocate brokerage business to brokers who have provided brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), for the Fund and/or other accounts, if any, for which the Adviser exercises investment discretion (as defined in Section 3(a)(35) of the 1934 Act) and, as to transactions for which fixed minimum commission rates are not applicable, to cause the Fund to pay a commission for effecting a securities transaction in excess of the amount another broker would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Trust and the other accounts, if any, as to which it exercises investment discretion. In reaching such determination, the Adviser will not be required to place or attempt to place a specific dollar value on the research or execution services of a broker or on the portion of any commission reflecting either of said services. In demonstrating that such determinations were made in good faith, the Adviser shall be prepared to show that all commissions were allocated and paid for purposes contemplated by the Trust’s brokerage policy; that the research services provide lawful and appropriate assistance to the Adviser in the performance of its investment decision-making responsibilities; and that the commissions paid were within a reasonable range. Whether commissions were within a reasonable range shall be based on any available information as to the level of commission known to be charged by other brokers on comparable transactions, but there shall be taken into account the Trust’s policies that (i) obtaining a low commission is deemed secondary to obtaining a favorable securities price, since it is recognized that usually it is more beneficial to the Fund to obtain a favorable price than to pay the lowest commission; and (ii) the quality, comprehensiveness and frequency of research studies that are provided for the Adviser are useful to the Adviser in performing its advisory services under this Agreement. Research services provided by brokers to the Adviser are considered to be in addition to, and not in lieu of, services required to be performed by the Adviser under this Agreement. Research furnished by brokers through which the Fund effects securities transactions may be used by the Adviser for any of its accounts, and not all research may be used by the Adviser for the Fund. When execution of portfolio transactions is allocated to brokers trading on exchanges with fixed brokerage commission rates, account may be taken of various services provided by the broker.

  D. Purchases and sales of portfolio securities within the United States other than on a securities exchange shall be executed with primary market makers acting as principal, except where, in the judgment of the Adviser, better prices and execution may be obtained on a commission basis or from other sources.

 (3) The Adviser agrees, during the term of this Agreement, to provide or procure, as applicable, at its own expense (unless otherwise agreed to by the parties), the following services to the Fund to the extent that any such services are not otherwise provided by any sub-adviser or other service provider to the Fund: (a) providing office space, equipment and supplies appropriate for the effective administration of the Fund as contemplated in this Agreement; (b) providing trading desk facilities; (c) authorizing expenditures on behalf of the Fund; (d) supervising preparation of periodic reports to Fund shareholders, notices of distributions and attending to routine shareholder communications; (e) coordinating and supervising the daily pricing and valuation of the Fund’s investment portfolio; (f) providing fund accounting services, including preparing and supervising publication of daily net asset value quotations and other financial data; (g) monitoring and coordinating relationships with unaffiliated service providers; (h) supervising the Fund’s compliance with recordkeeping requirements under the federal securities, state and foreign laws and regulations and maintaining books and records for the Fund; (i) preparing and filing of domestic and foreign tax reports and monitoring the Fund’s compliance with all applicable tax laws and regulations; (j) establishing, maintaining and monitoring the Fund’s compliance program with respect to the federal securities, state and foreign laws and regulations applicable to the operation of investment companies; the Fund’s investment goals, policies and restrictions; and the Code of Ethics and other policies applicable to the Fund; (k) preparing regulatory reports; (l) preparing and arranging for the filing of registration statements and other documents with the U.S. Securities and Exchange Commission and other federal, state and foreign or other regulatory authorities; (m) maintaining a review and certification program and internal controls and procedures in accordance with the Sarbanes Oxley Act of 2002 as applicable; and (n) providing executive, clerical and other personnel needed to carry out the above responsibilities.

 Nothing in this Agreement shall obligate the Trust or the Fund to pay any compensation to the officers of the Trust who are officers, directors, stockholders or employees of the Adviser or its affiliates. Nothing in this Agreement shall obligate the Adviser to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Trust to perform services on behalf of the Fund.

 (4) In addition to the investment management services provided pursuant to paragraph (1) above, the Adviser agrees, during the life of this Agreement, to furnish or provide for the Fund, at the Adviser’s expenses, such administrative services as are required to facilitate investment in the shares of the Fund by an insurance company, on behalf of one or more of its separate accounts, pursuant to a fund participation agreement among the Fund, Franklin Templeton Distributors, Inc. and such insurance company. Such services may include, but are not limited to, the following: maintaining books and records required by applicable state or federal laws; assisting in processing purchase and redemption transactions; transmitting to the Fund periodic reports necessary to enable the Fund to comply with applicable laws; processing Fund distributions; answering questions and handling correspondence from contractowners about their accounts; providing information about the Fund; acting as sole shareholder of record and nominee for shareholders; and similar administrative, recordkeeping, and contractowner services.

 (5) The Fund agrees to pay to the Adviser a monthly fee in dollars, at the annual rate of the Fund’s daily net assets, as listed below, payable at the end of each calendar month:

0.800% of the value of its average daily net assets up to and including $700 million;

0.775% of the value of its average daily net assets over $700 million, up to and including $1.2 billion; and

0.675% of the value of its average daily net assets in excess of $1.2 billion.

 The Adviser may waive in advance all or a portion of its fees provided for hereunder and such waiver will be treated as a reduction in purchase price of its services. The Adviser shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee or any limitation of the Fund’s expenses, as if such waiver or limitation were fully set forth herein.

 (6) The Adviser may, at its expense, select and contract with one or more investment advisers registered under the Investment Advisers Act of 1940 (each, a “Sub-Adviser”) to perform, and thereby delegates to any such Sub-Adviser, some of the services for the Fund for which it is responsible under Sections (1) and (2) of this Agreement or as the Adviser may otherwise determine to be necessary or appropriate to seek to implement the Fund’s investment goals and strategies, subject to the approval of the Board of Trustees, including a majority of the Trustees who are not “interested persons” of the Trust, and the approval of the Fund’s shareholders, if required. The Adviser will compensate any Sub-Adviser for its services to the Fund. The Adviser will evaluate and select the Sub-Advisers and will make recommendations to the Board of Trustees about the hiring, termination and replacement of a Sub-Adviser and will oversee, monitor and review the Sub-Advisers and their performance and their compliance with the Fund’s investment policies and restrictions. The Adviser may also terminate the services of any Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected and the requisite approval of the Fund’s shareholders, if any is required, is obtained. Notwithstanding any delegation pursuant to this paragraph, the Adviser will continue to have overall responsibility for the management and investment of the assets and responsibility for all advisory services furnished by any Sub-Adviser and will supervise each Sub-Adviser in its performance of its duties for the Fund. The Adviser will also retain sole responsibility for all services described in Sections (1) and (2) of this Agreement and not expressly delegated to one or more Sub-Advisers.

 The Adviser may, at its expense, delegate to one or more entities some or all of the services for the Fund set forth in Section (3) of this Agreement for which the Adviser is responsible under this Agreement. The Adviser will be responsible for the compensation, if any, of any such entities for such services to the Fund, unless otherwise agreed to by the parties. Notwithstanding any delegation pursuant to this paragraph, the Adviser will continue to have responsibility and liability for all such services provided to the Fund under this Agreement and will supervise each delegate in its performance of its duties for the Fund with a view to preventing violations of the federal securities laws.

 (7) In performing the services set forth in this Agreement, the Adviser:

A. shall conform with the Investment Company Act of 1940 (the “1940 Act”) and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Trust’s Board, and with the provisions of the Fund’s Registration Statement filed on Form N-1A as supplemented or amended from time to time;

B. will make available to the Trust, promptly upon request, any of the Fund’s books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Adviser’s services under this Agreement that may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

 (8) This Agreement shall become effective on the date written above and shall continue in effect for one (1) year thereafter, unless sooner terminated as hereinafter provided and shall continue in effect thereafter for periods not exceeding one (1) year so long as such continuation is approved at least annually (i) by a vote of a majority of the outstanding voting securities of the

Fund or by a vote of the Board of Trustees of the Trust, and (ii) by a vote of a majority of the Trustees of the Trust who are not parties to the Agreement or “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of any such party (other than as Trustees of the Trust), cast in person at a meeting called for the purpose of voting on the Agreement.

 (9) Notwithstanding the foregoing, this Agreement may be terminated by either party at any time, without the payment of any penalty, on sixty (60) days’ written notice to the other party, provided that termination by the Trust is approved by vote of a majority of the Trust’s Board of Trustees in office at the time or by vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act).

 (10) This Agreement will terminate automatically and immediately in the event of its assignment (as defined in the 1940 Act).

 (11) In the event this Agreement is terminated and the Adviser no longer acts as Adviser to the Fund, the Adviser reserves the right to withdraw from the Fund the use of the name “Templeton” or any name misleadingly implying a continuing relationship between the Fund and the Adviser or any of its affiliates.

 (12) Except as may otherwise be provided by the 1940 Act, neither the Adviser nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment, mistake of law, or any loss arising out of any investment or other act or omission in the performance by the Adviser of its duties under the Agreement or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of the Trust’s assets, or from acts or omissions of custodians, or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed, or failure, on the part of the custodian or otherwise, timely to collect payments, except for any liability, loss or damage resulting from willful misfeasance, bad faith or gross negligence on the Adviser’s part or by reason of reckless disregard of the Adviser’s duties under this Agreement. It is hereby understood and acknowledged by the Trust that the value of the investments made for the Fund may increase as well as decrease and are not guaranteed by the Adviser. It is further understood and acknowledged by the Trust that investment decisions made on behalf of the Fund by the Adviser are subject to a variety of factors which may affect the values and income generated by the Fund’s portfolio securities, including general economic conditions, market factors and currency exchange rates, and that investment decisions made by the Adviser will not always be profitable or prove to have been correct.

 (13) It is understood that the services of the Adviser are not deemed to be exclusive, and nothing in this Agreement shall prevent the Adviser, or any affiliate thereof, from providing similar services to other investment companies and other clients, including clients which may invest in the same types of securities as the Fund, or, in providing such services, from using information furnished by others. When the Adviser determines to buy or sell the same security for the Fund that the Adviser or one or more of its affiliates has selected for clients of the Adviser or its affiliates, the orders for all such security transactions shall be placed for execution by methods determined by the Adviser, with approval by the Trust’s Board of Trustees, to be impartial and fair.

 (14) This Agreement shall be construed in accordance with the laws of the State of Delaware, provided that nothing herein shall be construed as being inconsistent with applicable federal and state securities laws and any rules, regulations and orders thereunder.

 (15) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

 (16) Nothing herein shall be construed as constituting the Adviser an agent of the Trust.

 (17) Each party acknowledges and agrees that all obligations of the Trust under this Agreement are binding only with respect to assets of the Fund; that any liability of the Trust under this Agreement with respect to the Trust, or in connection with the matters contemplated herein with respect to the Fund, shall be discharged only out of the assets of the Fund; that no other series of the Trust shall be liable with respect to this Agreement or in connection with the matters contemplated herein; and the Adviser shall not seek satisfaction of any such obligation or liability from the shareholders of the Trust, the trustees, officers, employees or agents of the Trust, or from any other series of the Trust.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on May 1, 2022.

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST

on behalf of Templeton Foreign VIP Fund

By: /s/ Steven J. Gray

Steven J. Gray

Title: Vice President and Co-Secretary

TEMPLETON INVESTMENT COUNSEL, LLC

By: /s/ Jed A. Plafker

 Jed A. Plafker

Title: Executive Vice President